UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
December 9, 2005
(Date of earliest event reported)

Bristow Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31617	72-0679819
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2000 West Sam Houston Parkway South, Suite 1700,
Houston, Texas 77042
(Address of principal executive offices)
(713) 267-7600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On February 1, 2006, Offshore Logistics, Inc. changed its name to Bristow Group Inc. (the “Company”).
     On December 9, 2005, the Company entered into an Employment Agreement with Michael R. Suldo, which is effective as of June 1, 2005. The agreement initially has a term of two years, and, on May 31, 2007, this term will be automatically extended by successive one-year periods unless either party gives appropriate notice. Under the agreement, Mr. Suldo serves as Senior Vice President of the Company and reports to the President and Chief Executive Officer of the Company. The Company will pay Mr. Suldo a base salary of $215,000 and he will be eligible for a cash bonus, if he and the Company meet certain performance targets, of up to 100% of his base salary. The Company will also credit an annual amount equal to 15% of Mr. Suldo’s annual salary and bonus to Mr. Suldo pursuant to the Deferred Compensation Plan.
     Upon signing the agreement, Mr. Suldo received options to purchase 3,700 shares of our Common Stock with an exercise price equal to the Common Stock’s closing price on the date of the grant. In addition, he received 3,700 Performance Accelerated Restricted Stock Units, the material terms of which are described in the form of Restricted Stock Unit Award Agreement filed previously. We will provide Mr. Suldo a term life insurance policy in the amount of $500,000 payable to his designated beneficiaries. If Mr. Suldo’s employment is terminated by the Company without Cause or by him for Good Reason (as those terms are defined in the agreement) or under certain other circumstances specified in the agreement, he will be entitled to a lump sum cash payment calculated pursuant to a formula set forth therein, along with other benefits. The agreement also contains change of control, confidentiality, non-competition, employee non-solicitation and other provisions.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

Exhibit Number	Description of Exhibit
10.1	Employment Agreement effective as of June 1, 2005, between the Company and Michael R. Suldo

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOW GROUP INC.

Date: February 8, 2006	By:	/s/ Joseph A. Baj
Joseph A. Baj
Vice President, Treasurer and Secretary

EXHIBIT INDEX
(c) Exhibits.

Exhibit Number	Description of Exhibit
10.1	Employment Agreement effective as of June 1, 2005, between the Company and Michael R. Suldo